Exhibit 10.39

CONFIDENTIAL
Date	To
June 1, 2006	Richard F. Syron
From
Geoffrey T. Boisi
Subject
Your Short-term Incentive Target for 2006 Performance

This memorandum sets forth the terms and conditions pertaining to your annual short-term incentive target under the officer short-term incentive program (the “Bonus Program”) for 2006 performance (payable in 2007). The terms established in this memorandum are in lieu of the target Annual Bonus set forth in Section 4.2 of your December 6, 2003 Employment Agreement with Freddie Mac.

Effective upon the execution date stated below, your annual short-term incentive target for the 2006 performance period (payable in 2007) under the Bonus Program shall be 240% of your base salary earnings (or $2,640,000) (the “Bonus Target”) and, as set forth in Section 4.2 of your Employment Agreement, the maximum annual short-term incentive payment for 2006 shall be 200% of the Bonus Target, provided that you remain actively employed with Freddie Mac through the end of 2006.

In consideration of receiving the Bonus Target described above, you:

1. Waive any rights you have under your Employment Agreement with respect to your short-term incentive for 2006 (payable in 2007), including receipt of the Annual Bonus for 2006 that otherwise may be payable pursuant to the terms set forth in Section 4.2 of your Employment Agreement.

2. Agree that for performance years after 2006, the payment of an annual short-term incentive pursuant to the target specified in Section 4.2 of your Employment Agreement shall not constitute “Good Reason” as defined in Section 5.3 of your Employment Agreement (including without limitation under Section 5.3(i)).

3. Agree that a termination of employment benefit paid pursuant to Section 6 of your Employment Agreement, if any, shall be based on the Annual Bonus target set forth in Section 4.2 of such Agreement and that the Bonus Target established by this Resolution shall not be used to calculate any termination of employment

Richard F. Syron
June 1, 2006

benefit that may be paid pursuant to any of the terms of your Employment Agreement.

As a result of your waiver in paragraph 1 above, this memorandum shall not be deemed to be an amendment to your Employment Agreement.

This memorandum sets forth the entirety of Freddie Mac’s and your obligations with respect to the payment of annual short-term incentive target for the 2006 performance period (payable in 2007), if any, and such terms may be modified only by approval of the Compensation and Human Resources Committee of the Board and a written agreement entered into by both you and Freddie Mac. This memorandum shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflict-of-laws provisions.

Should you agree to the terms set forth herein, please return an executed copy of this memorandum to Paul George, Freddie Mac’s Executive Vice-President, Human Resources and to Robert Bostrom, Freddie Mac’s Executive Vice-President, General Counsel and Corporate Secretary.

FEDERAL HOME LOAN MORTGAGE CORPORATION

Date: June 1, 2006	By: /s/ Geoffrey T. Boisi Geoffrey T. Boisi Chair of the Compensation and Human Resources Committee

Date: June 4, 2006	/s/ Richard F. Syron Richard F. Syron